Exhibit (l)(1)

Consent of Independent Auditors

We consent to the use of our report dated March 31, 2026, with respect to the financial statements of Protective Life and Annuity Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information, also incorporated by reference.

/s/ KPMG LLP

Birmingham, Alabama

August 5, 2026

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2026, with respect to the financial statements of the subaccounts that comprise PLAIC Variable Annuity Account S, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information, also incorporated by reference.

/s/ KPMG LLP

Birmingham, Alabama

August 5, 2026